UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2010

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	46-0408024 (IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA (Address of principal executive offices)	91101 (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On December 7, 2010, Unidym, Inc. (“Unidym”), a majority owned subsidiary of Arrowhead Research Corporation (the “Company”), entered into three agreements (“Agreements”) with Samsung Electronics (“Samsung”) relating to Unidym’s carbon nanotube (“CNT”) technologies and intellectual property. Under these agreements, Unidym will receive gross proceeds of $4,500,000, less withholding taxes. From these proceeds, Unidym will also be required to pay university sublicense fees and other expenses.

Under the “License and Enforcement Agreement,” Unidym granted to Samsung a royalty-free, non-exclusive license to certain patents and patent applications in Unidym’s portfolio related to CNT compositions of matter, synthesis of CNTs, processing of CNTs, ink formulations, and transparent conductive films. The agreement includes provisions for Samsung to underwrite and support Unidym licensing and enforcement of these patents against third parties.

Under the “CNT Production Patent License Agreement,” Unidym granted to Samsung a sole, royalty-free license to certain patents and patent applications related to CNT synthesis. Certain rights were reserved for Unidym and its current and future licensees.

Under the “Intellectual Property Purchase and Business Cooperation Agreement,” Unidym assigned and sold certain patents to Samsung and granted Samsung certain rights to future patent rights. Samsung granted back to Unidym limited non-transferrable licenses to enable Unidym to continue to sell CNT products to current and future customers. The agreement also included non-binding terms and conditions for Unidym to supply CNT products to Samsung and a pre-paid purchase order.

To enable the execution of the Agreements, Unidym entered into amendments of its license agreements with various universities, including its license agreement with Rice University. The amendment to the license agreement with Rice University provides for increased royalties and other potential fees due to Rice, and a narrowing of the scope of exclusivity of the license grant.

The foregoing is intended only as a summary of the terms of the Agreements and is qualified in its entirety by the text of the Agreements, copies of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 9, 2010

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Kenneth Myszkowski
Kenneth Myszkowski
Chief Financial Officer